Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated March 30, 2026, with respect to the consolidated financial statements of Avalon GloboCare Corp. included in this Annual Report on Form 10-K for the year ended December 31, 2025 and 2024, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

The Woodlands, TX

April 8, 2026